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                                                                   EXHIBIT 99.2

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[UNION TEXAS PETROLEUM LOGO]

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           UNION TEXAS PETROLEUM EXPANDS BOARD FROM 11 MEMBERS TO 12,
                    APPOINTS AMBASSADOR ROBERT BARRY TO BOARD


Contact: Carol Cox
         713-968-2714

         Houston, January 5, 1998 -- Union Texas Petroleum Holdings, Inc. (NYSE:
UTH) today announced the expansion of its Board of Directors from 11 members to
12. With the expansion of the Board, Union Texas has appointed Ambassador Robert
L. Barry, who served as the U.S. ambassador to Indonesia from 1992 - 1995, to its Board.

         Ambassador Barry joined the U.S. Foreign Service in 1961, where he held numerous positions of increasing responsibility in the U.S. State Department and worked overseas in the former Soviet Union, Yugoslavia and Germany. From 1981-1984, he served as Ambassador to Bulgaria and from 1985-1987 as Ambassador to the Stockholm Conference on Disarmament in Europe. From 1987 - 1989, he served as Deputy Director of the Voice of America. During 1989 - 1992, Ambassador Barry worked with Deputy Secretary of State Lawrence Eagleburger in developing U.S. assistance programs for the former Soviet Union and East Central Europe. As Ambassador to Indonesia from 1992 - 1995, Ambassador Barry worked closely with U.S. businesses, particularly in the energy sector.

         Upon his retirement in August 1995, Ambassador Barry became a principal in Phoenix International, an electric power development company focused on projects in Indonesia. His international consulting firm, Robert Barry and Associates, specializes in Indonesia, Eastern Europe and the newly independent states of the former Soviet Union. During 1996, he served as clinical professor of environmental and management studies at Northwestern University's Kellogg Graduate School of Management in Chicago. While there, he completed Kellogg's senior management development


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course. Ambassador Barry is a senior associate at Washington's Center for
Strategic and International Studies.

         Ambassador Barry is a graduate of Dartmouth College and received his master's degree from Columbia University. He also studied Soviet and Eastern European affairs at Oxford University. He served in the U.S. Navy as a destroyer officer from 1957 - 1960.

         "We are delighted to welcome Ambassador Barry to our Board," said Union Texas Chairman and CEO John Whitmire. "His experience and guidance in world affairs and the international business arena will be very helpful to Union Texas as we continue to grow our global operations."

         One of the largest independent producers located in the U.S., Houston-based Union Texas Petroleum Holdings, Inc. (NYSE:UTH) explores for and produces oil and gas overseas primarily in the U.K. North Sea, Indonesia and other strategic areas. The company has petrochemical operations in Louisiana.

For additional information, contact:
Carol Cox, media           John Zimmerman, analysts and investors
713-968-2714               713-968-2740

         A photograph of Ambassador Barry is available by contacting Union Texas at 713-968-2716.